UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

June 19, 2012
(Date of Report)
(Date of earliest event reported)

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number
111 River Street, Hoboken NJ	07030
----------------------------------------------------	---------------------------------------------
Address of principal executive offices	Zip Code
Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR   240.13e-4(c))

This is the first page of a 16 page document.

ITEM 7.01:	REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003).  In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended.  The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On June 19, 2012, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the fourth quarter of fiscal year 2012. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No.	Description

99.1   Press release dated June 19, 2012 titled “John Wiley & Sons Announces Fiscal Year and Fourth Quarter Results” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Investor Contact:
Brian Campbell
Director, Investor Relations
201-748-6874
brian.campbell@wiley.com

John Wiley & Sons, Inc. Announces Fiscal Year and Fourth Quarter Results

Full Year
•	Revenue up 2% including foreign exchange (“FX”); +1% excluding FX.
•	Adjusted EPS growth of 13% to $3.21 including FX; exceeds guidance of $3.15 to $3.20 per share.
•	U.S. GAAP EPS growth of 24% including FX; +21% excluding FX.
•	Free cash flow better than expected at $260 million.
•	Revenue from digital products and services just over 40% of total revenue.

Fourth Quarter
•	Revenue up 2% including FX; +3% excluding FX.
•	Revenue growth by segment excluding FX: STMS +2% P/T +4%, GEd +2%.
•	EPS up 73% over prior year to $0.80 excluding FX.

FY13 Outlook
•	Expect revenue growth of mid-single-digit excluding FX, and EPS in a range from $3.50 to $3.55 including FX but excluding all unusual tax benefits and the first quarter restructuring charge.

Change
$ millions	FY12	FY11	Excluding FX	Including FX
Revenue: Q4 Full Year	$455 $1,783	$445 $1,743	3% 1%	2% 2%
Adjusted EPS: Q4 Full Year*	0.80 3.21	0.46 2.83	73% 11%	74% 13%
U.S. GAAP EPS: Q4 Full year	0.80 3.47	0.46 2.80	73% 21%	74% 24%

*Adjusted EPS for fiscal year 2012 excludes a $0.12 per share tax reserve release, originally recorded as part of the purchase accounting for the Blackwell acquisition, and a $0.10 per share fiscal year 2011 bad debt provision related to Borders.  In addition, fiscal year 2012 and 2011 adjusted EPS excludes tax benefits of $0.14 and $0.07 per share, respectively, derived from a legislative reduction in the United Kingdom corporate income tax rates.

Hoboken, NJ – June 19, 2012 –  John Wiley & Sons, Inc. (NYSE: JWa and JWb), a global provider of content and content-enabled services in areas of research (“STMS”), professional development (“P/T”), and education (“GEd”), today announced results for the fourth quarter and fiscal year 2012.

Fiscal Year Highlights

•	Segment Revenue Performance: STMS +2%, P/T -1% and GEd -1%, excluding FX
•
Free Cash Flow: $260 million, $5 million better than expected. Wiley projected free cash flow for fiscal year 2012 to be $15 million lower than the previous year total of $270 million due to the timing of journal subscription cash collections.

•
Net Debt and Cash Position:  Net debt of $215 million, down from $252 million at the end of fiscal year 2011 and $495 million at the end of fiscal year 2010.  Cash and cash equivalents at April 30, 2012 was $260 million.

•
Shared service and administrative costs grew 3% for the year, excluding FX.  Higher technology spending was partially offset by lower distribution, finance and other administration. Lower accrued incentive costs and cost savings initiatives contributed to results.

•
Acquisition and Divestiture in Professional/Trade:  In February, Wiley acquired Inscape Holdings, a leading provider of workplace learning and assessment solutions, for $85 million in cash. On an annual basis, Inscape is expected to generate approximately $20 million in revenue. Nearly 70% of its revenue is digital. In March, Wiley announced that it intends to explore opportunities to sell a number of its consumer print and digital publishing assets as they no longer align with the company’s long-term strategies. Total annual revenue impact is approximately $80 million. Assets include travel (including the well-known Frommer’s brand), culinary, general interest, nautical, pets, crafts, Webster’s New World, and Cliff’s Notes.

•	Share Repurchases: Wiley repurchased 1,864,700 shares this year at a cost of approximately $87 million.
•	Dividend: In June 2011, Wiley increased its dividend 25% to $0.20 per share a quarter. It was the eighteenth consecutive yearly increase.

Fourth Quarter Highlights

•	Segment Revenue Performance: STMS +2%, P/T +4% and GEd +2%, excluding FX
•
EPS up 73% to $0.80 due to top line results and a 10% reduction in operating and administrative expenses, excluding FX. The reduction in operating and administrative expenses was mainly due to lower accrued incentive compensation, cost saving initiatives and lower bad debt provisions.

•
Shared service and administrative costs declined 8% for the quarter, excluding FX.   Significant reductions were seen in Other Administration, Distribution and Finance costs, while technology expenses grew 5%.  Lower incentive compensation costs, facility costs and professional fees all contributed to results.

•	Share Repurchases: Wiley repurchased 560,000 shares this quarter at a cost of approximately $26.4 million.

Anticipated FY13 Restructuring Charge
Given the company’s ongoing transition and transformation to digital, we have identified certain activities that will be either discontinued, outsourced, or relocated to a lower cost region.  As a result, Wiley will record an approximately $4.5 million charge for redundancy and related separation benefits in the first quarter of fiscal year 2013. These charges are expected to be fully recovered within 18 months.

Management Commentary
“We are pleased with our accomplishments this year and the results, given the challenges in some of our markets,” said Stephen M. Smith, President and CEO. “EPS and free cash flow were better than expected, a testament to the strength of our business in an increasingly digital marketplace, to the flexibility of our cost structure, and to the thousands of colleagues across our workforce who prudently managed costs during this challenging year. We will continue to explore ways of improving our cost structure to fund investments that accelerate and sustain our digital transformation.”

Mr. Smith continued: “Revenue growth this year was modest and below our original guidance of mid-single digits set last June.  Much of the gap can be attributed to weak economic conditions in Europe, impacting all three of our businesses, a difficult year for higher education, particularly around for-profit enrollments, and retail challenges in the Professional/Trade segment, especially around our consumer business.”

Said Mr. Smith:  “However, we are very excited about the transformation of the Professional/Trade business, as we acquired a high-growth, high-margin, and mainly digital business focused on professionals (Inscape) and explored opportunities to realign our trade and consumer business. Inscape, which provides content-based services around workplace learning and assessment for employees, is performing exceptionally well in a high-growth market.  It is a good example of the type of acquisitions we are interested in.”

“Finally, the shift to digital continues at a fast pace, with just over 40% of our revenue this year generated from digital products and services,” said Mr. Smith.  “As we move forward, we feel very good about the must-have nature of our content, the opportunities to develop and acquire content-enabled services for our customers, and the prospects to improve efficiencies and increase overall margins.”

Outlook
Mr. Smith concluded: “Going forward, we are encouraged by the continued underlying demand for our STMS products and services, particularly the significant growth around usage, society business, institutional licenses, article in-flow, and citations.  We expect a moderately better outlook in the Professional/Trade business due to the acquisition and possible divestitures, and we are encouraged by a strong frontlist and the stabilization of the for-profit segment in education. We expect to achieve continued cost savings through restructuring and other initiatives. Based on all of this, we project mid-single digit revenue growth for fiscal year 2013 excluding FX, and EPS in a range of $3.50 to $3.55 including FX but excluding unusual items and the first quarter restructuring charge.”

German Tax Step-Up
In June 2012, Wiley made a 24 million euro deposit related to amortization claimed on certain “stepped-up” assets through fiscal year 2007. Under German tax law, a company must pay all contested taxes and the related interest to have the right to defend a position challenged by authorities.  Wiley expects that it will be requested to fund additional amounts until the issue is resolved. The challenge will ultimately be decided by a court but could take several years to reach resolution. If the Company is successful, as we expect, all funds will be returned with 6% simple interest, which is based on current German law.

As part of its routine tax audit process, the German tax authorities notified the Company in May 2012 that they are challenging the Company’s tax position with respect to the amortization of the stepped-up assets.  The Company’s management believes that it is “more likely than not” to successfully defend that the tax treatment was proper and in accordance with German tax regulations.  The circumstances are not unique to Wiley.

Foreign Exchange
As reflected in the attached schedules, changes in foreign exchange rates had minimal impact on Wiley’s comparative results of operations for the quarter ended April 30, 2012. For the twelve-month period, earnings were favorably affected by $0.08 per share when compared to fiscal year 2011. Revenue was favorably affected by $25 million, while costs and expenses were negatively affected by $18 million.  For fiscal year 2012 (FY2011), the weighted average rates for sterling increased 2% to 1.59 (1.56), and the euro increased 3% to 1.37 (1.33) against prior year on a U.S. dollar equivalent basis. Unless otherwise noted, amounts referenced in this report are presented excluding the effect of foreign exchange transactions and translations.

SCIENTIFIC, TECHNICAL, MEDICAL, AND SCHOLARLY (STMS)
•	Fourth quarter and full year revenue up +2%.
•	Fourth quarter contribution to profit up +7%; up 4% for full year.
•	Calendar year 2012 journal subscription receipts showing nearly 3% growth with 95% of targeted full year business closed at April 30, 2012.
•	Digital revenue approximately 61% of total STMS revenue in fiscal year 2012.
•	Net gain of 17 new society journals in fiscal year worth approximately $7.5 million in annual revenue.

STMS revenue for the quarter was up 2% to $291 million mainly due to strong digital book sales, pay-per-view research revenue and the sale of journal rights partially offset by lower journal reprint and backfile revenue. Direct contribution to profit grew 7% to $140 million in the quarter due to top-line results, lower accrued incentive compensation and prudent expense management.

STMS revenue for the full year was up 2% to $1,041 million.  Top-line results were driven by increased journal subscriptions and production, new journal society business, book growth and journal reprint revenue. Digital book growth was partially offset by a decline in print book sales.   Growth in Asia-Pacific and EMEA and an improving picture in the Americas contributed to the results. Direct contribution to profit for the twelve months rose 4%.  Revenue growth, lower accrued incentive compensation and prudent expense management were offset by higher costs associated with new society journals and a bad debt provision.

Society Partnerships
•	Two new society journals were signed in the quarter; 24 for the full year with combined annual revenue of $9 million.
•	Sixteen renewals/extensions in the quarter; 103 for the full year with $45 million in combined annual revenue.
•	One journal was not renewed in the quarter; seven not renewed in fiscal year 2012, totalling $1 million in annual revenue.

Key New Contracts (Fourth Quarter)
•	Obesity, for The Obesity Society
•	Journal for the Society for Information Display (SID)

Digital Update
•	Digital revenue now 61% of total revenue.
•
Wiley Job Network, introduced in September, has surpassed 50,000 registered users and over two million job views in the past six months.  Wiley Jobs Network is an online recruitment tool for recruiters and job seekers in the fields of healthcare, science, business, finance, pharmaceutical, allied health, veterinary, psychology, nursing, doctor, entry-level, graduate and academic jobs.

•	Total articles accessed in the fiscal year increased 26%.

PROFESSIONAL/TRADE (P/T)
•	Fourth quarter revenue up 4%; down 1% full year.
•	Fourth quarter contribution to profit up 27% due to top-line results and direct expense savings; up 6% full year, excluding the Borders bad debt charge in the prior year, up 17% including the charge.
•	Inscape acquisition builds on certification and training portfolio.
•	Digital revenue at 15% of P/T overall, up from 10% in FY11.
•	Fourth quarter e-book revenue $11 million.
•	Full year e-book revenue up approximately 70% to $40 million, or 9% of P/T revenue.

Fourth quarter P/T revenue grew 4% to $114 million including $3.3 million of revenue from the Inscape acquisition and growth in India partially offset by softness in the UK and Germany.  Softness continued in global retail channels, particularly for trade consumer publishing.  Direct contribution to profit grew 27% to $30 million for the quarter, reflecting top-line results, improved margins due to higher digital revenue and lower bad debt provisions.

P/T revenue for the full year fell 1% to $434 million. The shortfall was due to the consolidation or closure of retail stores in the U.S. and other markets; the continued overhang through the first half of the year from the Borders bankruptcy, and soft economic conditions globally.  These declines were partially offset by revenue from the Inscape acquisition and growth in digital revenue. Wiley maintained or improved its strong market share positions in technology, business, finance, accounting, education, architecture, and training.

Direct contribution to profit for the year grew 6% to $112 million, excluding a $9 million bad debt charge for Borders in fiscal year 2011.  Including the charge, direct contribution to profit for the year grew 17% over prior year. Gross margin improvement, mainly resulting from the continued shift from print to digital and high margin and Inscape revenue, drove results. Prudent cost management, lower bad debt provisions, and lower accrued incentive costs also contributed to the performance.

In the fiscal year, Wiley announced two initiatives aimed at focusing the business more squarely on professional development and content-enabled services to professional communities and lifelong learners.

Consumer Divestment
In March, Wiley announced that it intends to explore opportunities to sell a number of its consumer print and digital publishing assets as they no longer align with the company’s long-term strategy.  Fiscal Year 2012 revenue associated with the assets to be sold was approximately $80 million with a direct contribution to profit, before shared-service expenses, of approximately $6 million. Assets include travel (including the well-known Frommer’s brand), culinary, general interest, nautical, pets, crafts, Webster’s New World, and Cliff’s Notes. Wiley will re-deploy resources in its Professional/Trade business to build on its global market-leading positions in business, finance, accounting, leadership, technology, architecture, psychology, education, and through the For Dummies brand.

Inscape Acquisition
In February, Wiley acquired Inscape Holdings, a leading provider of workplace learning solutions, for $85 million in cash. The acquisition will combine Wiley’s reservoir of valuable content and global reach in leadership and training with Inscape’s technology, distribution network, and talent expertise, including the innovative EPIC online assessment-delivery platform and an elite network of nearly 1,700 independent consultants, trainers, and coaches.  For calendar year 2011, Inscape generated approximately $20 million in revenue. Inscape derives approximately two-thirds of its revenue from digital products and services.

Results by Category (Fourth Quarter)
•	Business grew 9% to $41 million, with outstanding growth in digital sales. Wiley maintained its #1 market share position through the quarter.
•	Consumer grew 4% to $35 million.
•	Technology fell 5% to $22 million, but Wiley was able to maintain its leading market share position of 37%.
•	Professional Education fell 4% to $6 million, but Wiley maintained its #2 share position.
•	Architecture grew 5% to $5 million.
•	Psychology fell 5% to $3 million.

Digital Update
•	Digital revenue accounted for 15% of total P/T revenue, up from 10% in the prior year. Digital revenue includes e-books, online advertising, content-enabled services, and content licensing.
•	e-book sales increased approximately 70% over prior year to $40 million, or 9% of total P/T revenue. Strong e-book growth came from all accounts, notably Amazon, Barnes and Noble and Apple.

Other Digital Initiatives/Products
•
In Q4, Dummies.com averaged over 10 million page views per month (a 77% increase over same time prior year) and over 5 million unique visitors per month.  Over 7,500 articles, videos, and Cheat Sheets were added to the site primarily in the Computers & Software, Digital Photography, Internet, Business & Careers, and Consumer Electronics categories.

Other Alliances/ Acquisitions
•
Wiley (Pfeiffer) partnered with CPP, a leader in research, training, and organizational development tools, for a jointly developed Leadership Plus Report. The product, built on the integration of Wiley's Leadership Practices Inventory® (LPI®) and CPP's Myers-Briggs® personality assessment, combines the LPI's in-depth view of applied leadership behavior practices through 360-degree feedback with the Myers-Briggs self-evaluation and insight into personality.

•
In February 2012, Wiley acquired the newsletter National Teaching & Learning Forum (NTLF) and in March launched two 2012 NTLF issues on Wiley Online Library.  The NTLF newsletter serves to “create a sustained and sustaining conversation about teaching and learning.”

GLOBAL EDUCATION (GEd)
•	Fourth quarter revenue +2%; -1% full year.
•	Fourth quarter contribution to profit was $3 million compared to a loss of $3 million in the prior year; +2% full year.
•	Fiscal year 2012 digital revenue accounted for 16% of Global Education business, flat vs. prior year.
•	Fiscal year 2012 non-traditional (non-textbook) and digital revenue grew 5% to $88 million, representing approximately 29% of GEd revenue vs. 27% in fiscal year 2011.
•	Numerous alliances announced in the fourth quarter.

Fourth quarter Global Education revenue grew 2% to $49 million. Non-traditional and digital revenue in North America, most notably e-book sales, offset weakness in EMEA and Asia/Pacific regions.  Direct contribution to profit for the quarter improved by $6 million, reflecting lower accrued incentive compensation, lower bad debt provisions, and costs containment initiatives.

For the full year, Global Education revenue fell 1% to $308 million. Declining enrolments in the for-profit segment and the impact of the prior year build-up of the rental market pipeline contributed to the performance.  Lower print textbook sales were partially offset by growth in non-traditional and digital revenue.  Modest growth in North America was offset by declines in EMEA and Asia-Pacific. Direct contribution to profit for the year improved by 2% to $104 million reflecting lower accrued incentive costs partially offset by higher selling costs.

Global Revenue – Fourth Quarter
•	Americas grew 9% to $33 million.
•	EMEA fell 17% to $4 million, reflecting weak economic conditions overall.
•	Asia-Pacific fell 8% to $13 million, reflecting softness in the Australia college business.

Digital Update
•	Fourth quarter revenue for WileyPLUS was up 9% to $9 million.
•	Full year revenue for WileyPLUS fell 2% to $32 million mainly due to a sharp decline in for-profit enrolment.
•	e-book sales grew 37% to $17 million.

Acquisitions and Alliances
•
In April, Wiley announced that 31 institutions are evaluating a new integration for using digital learning content from WileyPLUS with Blackboard Inc.’s learning management system (LMS). The field trial gives students and faculty access to Wiley’s rich collection of learning content and tools directly within their online course environment. The field trial involves students, faculty and campus administrators across 42 courses at two- and four-year higher education institutions in the U.S. and Canada.  The integration is expected to be fully available globally in summer 2012. Wiley and Blackboard Inc. announced the new global partnership last summer.

•
Wiley recently signed a new partnership with the National Environmental Health Association (NEHA), MindLeaders, and Prometric to offer Food Safety training and certification. The three partners are leaders in their fields:  NEHA is a 70-year-old association of health departments, concentrating on the inspection of restaurants and foodservice operations in the area of food safety; MindLeaders is a global e-Learning company; and Prometric is a worldwide leader in testing and certification.

Wiley Learning Institute
In February, Wiley announced the launch of WILEY LEARNING INSTITUTE™ (www.WileyLearningInstitute.com), a new service center that provides essential knowledge, ideas, and best practices to promote professional learning for faculty and campus leaders.  The online center leverages content, expertise, and resources from across Wiley's global businesses to enable them to excel in their work, fulfill the education mission of their institutions, and provide additional opportunities to enhance teaching and learning.  WILEY LEARNING INSTITUTE™ employs the latest technologies to provide participants with interactive workshops, applied learning labs, one-on-one coaching programs, and an online, collaborative community of researchers, thought leaders, and professionals across multiple disciplines.

Note:
The Company provides cash flow and income measures referred to as adjusted EPS and free cash flow, which exclude certain items. Management believes the exclusion of such items provides additional information to facilitate the analysis of results.  These non-GAAP measures are not intended to replace the financial results reported in accordance with GAAP.

Conference Call
•	Scheduled for today, June 19th at 2:00 p.m. (EDT). Wiley will discuss financial results for the fourth quarter and fiscal year 2012.
•	US callers, please dial (866) 200-6965 and enter the participant code 60519000#.
•	International callers, please dial (646) 216-7221 and enter the participant code 60519000#.
•	Access the webcast at www.wiley.com> Investor Relations> Events and Presentations, or http://www.wiley.com/WileyCDA/Section/id-370238.html
•
A replay of the conference call will be available through June 26, 2012, and may be accessed by calling (866) 206-0173 and entering pin code 273118#. Additionally, an archive of the webcast will be available for a period of up to 14 days.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley
Wiley provides content and content-enabled services in areas of scientific, medical, technical and scholarly research; professional development; and education. Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company's Web site can be accessed at http://www.wiley.com.

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
APRIL 30, 2012 and 2011
(in thousands, except per share amounts)

US GAAP

	Fourth Quarter Ended April 30,				Twelve Months Ended April 30,
	2012	2011	% Change	% Change w/o FX	2012	2011	% Change	% Change w/o FX

Revenue	$454,577	444,914	2%	3%	$1,782,742	1,742,551	2%	1%

Costs and Expenses
Cost of Sales	138,924	136,326	2%	2%	543,396	539,043	1%	-
Operating and Administrative	236,045	261,750	-10%	-9%	922,177	910,847	1%	-
Additional Provision for Bad Debt	-	-			-	9,290
Amortization of Intangibles	9,785	9,129	7%	8%	36,750	35,223	4%	3%

Total Costs and Expenses	384,754	407,205	-6%	-5%	1,502,323	1,494,403	1%	1%

Operating Income	69,823	37,709	85%	83%	280,419	248,148	13%	10%
Operating Margin	15.4%	8.5%			15.7%	14.2%

Interest Expense	(2,768)	(2,161)	28%	28%	(9,038)	(17,322)	-48%	-48%
Foreign Exchange Losses	(1,112)	(542)	-	-	(2,261)	(2,188)	-	-
Interest Income and Other	681	796			2,975	2,422

Income Before Taxes	66,624	35,802	86%	85%	272,095	231,060	18%	15%

Provision for Income Taxes	18,359	7,233			59,349	59,171

Net Income	$48,265	28,569	69%	68%	$212,746	171,889	24%	21%

Earnings Per Share- Diluted	$0.80	0.46	74%	73%	$3.47	2.80	24%	21%

Average Shares - Diluted	60,636	61,848			61,272	61,359

ADJUSTED

	Fourth Quarter Ended April 30,				Twelve Months Ended April 30,
	2012	2011	% Change	% Change w/o FX	2012	2011	% Change	% Change w/o FX

Revenue	$454,577	444,914	2%	3%	$1,782,742	1,742,551	2%	1%

Costs and Expenses
Cost of Sales	138,924	136,326	2%	2%	543,396	539,043	1%	-
Operating and Administrative	236,045	261,750	-10%	-9%	922,177	910,847	1%	-
Amortization of Intangibles	9,785	9,129	7%	8%	36,750	35,223	4%	3%

Adjusted Total Costs and Expenses (A)	384,754	407,205	-6%	-5%	1,502,323	1,485,113	1%	-

Adjusted Operating Income (A)	69,823	37,709	85%	83%	280,419	257,438	9%	6%
Adjusted Operating Margin (A)	15.4%	8.5%			15.7%	14.8%

Interest Expense	(2,768)	(2,161)	28%	28%	(9,038)	(17,322)	-48%	-48%
Foreign Exchange Losses	(1,112)	(542)	-	-	(2,261)	(2,188)	-	-
Interest Income and Other	681	796			2,975	2,422

Adjusted Income Before Taxes (A)	66,624	35,802	86%	85%	272,095	240,350	13%	10%

Adjusted Provision for Income Taxes (A,B)	18,359	7,233			75,642	66,577

Adjusted Net Income (A,B)	$48,265	28,569	69%	68%	$196,453	173,773	13%	10%

Adjusted Earnings Per Share- Diluted (A,B)	$0.80	0.46	74%	73%	$3.21	2.83	13%	11%

Average Shares - Diluted	60,636	61,848			61,272	61,359

(A)
The adjusted results exclude a bad debt provision related to a doubtful trade receivable account with Borders Group Inc. of $9.3 million pre-tax, or $6.0 million after-tax ($0.10 per share) for the twelve months ended April 30, 2011.

(B)
The adjusted provision for income taxes for the twelve months ended April 30, 2012 and 2011 exclude tax benefits of $8.8 million and $4.2 million, respectively, principally derived from a legislative reduction in the United Kingdom corporate income tax rates.  The benefits reflect the remeasurement of the Company's expected deferred tax liability position in the UK as of April 1, 2012 and 2011, respectively, and had no current cash tax impact.  The adjusted provision for income taxes for the twelve months ended April 30, 2012 also excludes a tax benefit of $7.5 million related to the reversal of an income tax reserve recorded in conjunction with the Blackwell acquisition.

Note: The Company has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP.  These non-GAAP financial measures, as shown in the attached Adjusted Summary of Operations, are used in evaluating results of operations for internal purposes.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP.  Rather, the Company believes the exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

JOHN WILEY & SONS, INC
UNAUDITED SEGMENT RESULTS
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
APRIL 30, 2012 AND 2011
(in thousands)

	Fourth Quarter Ended				Twelve Months Ended
	April 30,				April 30,
	2012	2011	% Change	% Change w/o FX	2012	2011	% Change	% Change w/o FX
Revenue

Scientific, Technical, Medical and Scholarly	$291,466	286,682	2%	2%	$1,040,727	998,902	4%	2%
Professional/Trade	113,651	109,897	3%	4%	433,658	437,088	-1%	-1%
Global Education	49,460	48,335	2%	2%	308,357	306,561	1%	-1%
Total	$454,577	444,914	2%	3%	$1,782,742	1,742,551	2%	1%

Direct Contribution to Profit

Scientific, Technical, Medical and Scholarly	$139,951	130,842	7%	7%	$452,274	424,797	6%	4%

Professional/Trade
Adjusted Direct Contribution to Profit (A)	30,265	24,104	26%	27%	111,898	104,786	7%	6%
Additional Provision for Bad Debt	-	-			-	(9,290)
Professional/Trade – US GAAP	30,265	24,104	26%	27%	111,898	95,496	17%	17%

Global Education	3,288	(3,148)	204%	201%	104,244	101,044	3%	2%

Total	$173,504	151,798	14%	14%	$668,416	621,337	8%	6%

Shared Services and Administrative Costs
Distribution	$(26,568)	(31,177)	-15%	-14%	$(109,079)	(113,010)	-3%	-5%
Technology Services	(40,502)	(38,738)	5%	5%	(144,418)	(125,766)	15%	14%
Finance	(12,074)	(13,663)	-12%	-11%	(45,106)	(45,243)	0%	-2%
Other Administration	(24,537)	(30,511)	-20%	-19%	(89,394)	(89,170)	0%	-1%
Total	$(103,681)	(114,089)	-9%	-8%	$(387,997)	(373,189)	4%	3%

Operating Income	$69,823	37,709	85%	83%	$280,419	248,148	13%	10%

(A)	The adjusted results exclude a bad debt provision related to a doubtful trade receivable account with Borders Group Inc. of $9.3 million for the twelve months ended April 30, 2011.

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FINANCIAL POSITION
(in thousands)

	April 30,
	2012	2011

Current Assets
Cash & cash equivalents	$259,830	201,853
Accounts receivable	171,561	168,310
Inventories	101,237	106,423
Prepaid and other	41,972	50,904
Total Current Assets	574,600	527,490
Product Development Assets	108,414	109,554
Technology, Property and Equipment	187,979	165,541
Intangible Assets	915,495	932,730
Goodwill	690,619	642,898
Other Assets	55,839	51,928
Total Assets	2,532,946	2,430,141

Current Liabilities
Accounts and royalties payable	151,350	155,262
Deferred revenue	342,034	321,409
Accrued employment costs	64,482	87,770
Accrued income taxes	18,812	5,924
Accrued pension liability	3,589	4,447
Other accrued liabilities	60,663	57,853
Current portion of long-term debt	-	123,700
Total Current Liabilities	640,930	756,365
Long-Term Debt	475,000	330,500
Accrued Pension Liability	145,815	91,594
Deferred Income Tax Liabilities	181,716	192,909
Other Long-Term Liabilities	71,917	80,884
Shareholders' Equity	1,017,568	977,889
Total Liabilities & Shareholders' Equity	$2,532,946	2,430,141

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Twelve Months Ended
	April 30,
	2012	2011
Operating Activities:
Net income	$212,746	171,889
Amortization of intangibles	36,750	35,223
Amortization of composition costs	50,944	51,421
Depreciation of technology, property and equipment	50,397	45,862
Additional provision for doubtful trade account (net of tax)	-	6,039
Deferred tax benefits on UK rate changes	(8,769)	(4,155)
Stock-based compensation	17,262	17,719
Excess tax benefits from stock-based compensation	(2,044)	(4,816)
Pension expense, net of contributions	(3,964)	851
Royalty advances	(108,716)	(101,702)
Earned royalty advances	100,639	93,016
Other non-cash charges	10,324	16,499
Change in deferred revenue	19,381	32,032
Net change in operating assets and liabilities, excluding acquisitions	4,698	15,741
Cash Provided by Operating Activities	379,648	375,619

Investments in organic growth:
Composition spending	(52,501)	(51,471)
Additions to technology, property and equipment	(67,377)	(54,393)

Free Cash Flow	259,770	269,755

Other Investing and Financing Activities:
Acquisitions, net of cash	(92,174)	(7,166)
Repayment of long-term debt	(888,411)	(504,800)
Borrowings of long-term debt	909,211	310,000
Change in book overdrafts	(4,414)	(1,185)
Cash dividends	(48,257)	(38,764)
Purchase of treasury shares	(87,072)	(27,958)
Debt financing costs	(3,119)	-
Proceeds from exercise of stock options and other	15,303	27,847
Excess tax benefits from stock-based compensation	2,044	4,816
Cash Used for Investing and Financing Activities	(196,889)	(237,210)

Effects of Exchange Rate Changes on Cash	(4,904)	15,795

Increase in Cash and Cash Equivalents for Period	$57,977	48,340

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Composition spending	$(52,501)	(51,471)
Additions to technology, property and equipment	(67,377)	(54,393)
Acquisitions, net of cash	(92,174)	(7,166)
Cash Used for Investing Activities	$(212,052)	(113,030)

Financing Activities:
Cash Used for Investing and Financing Activities	$(196,889)	(237,210)
Less:
Acquisitions, net of cash	(92,174)	(7,166)
Cash Used for Financing Activities	$(104,715)	(230,044)

Note: The Company’s management evaluates performance using free cash flow.  The Company believes free cash flow provides a meaningful and comparable measure of performance.  Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for or provided by operating activities, investing activities and financing activities, as an indicator of performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By	/s/ Stephen M. Smith
Stephen M. Smith
President and Chief Executive Officer

By	/s/ Ellis E. Cousens
Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

Dated: June 19, 2012